Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Healthcare Triangle, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	(1)	Other	39,473,684	$1.8420	$72,710,525.90	0.0001381	$10,041.33

Total Offering Amounts:							$72,710,525.90		10,041.33
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$10,041.33

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Offering Note(s)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon $1.842 per share, the average of the high and low prices of the registrant’s common stock reported on Nasdaq Capital Markets, LLC on November 21, 2025.

Represents the resale of 39,473,684 shares of Common Stock issuable upon the conversion of Notes (assuming full conversion at the floor price of $0.38 per share) purchased by certain investors in a private placement transaction pursuant to the terms of a securities purchase agreement dated as of November 20, 2025.